CITY NATIONAL ROCHDALE FUNDS

Distribution Coordination Agreement

City National Rochdale Funds
400 Park Avenue, 10th Floor
New York, New York 10022

Ladies and Gentlemen:

This Distribution Coordination Agreement (“Agreement”) is entered into by City National Rochdale Funds (the “Trust”), on behalf of each of its series, and each class of shares of such series identified on Schedule A of the Trust’s 12b-l Plan (each a “Fund” and together the “Funds”), the principal underwriter of the Trust, SEI Investments Distribution Co. (“SIDCO”), and RIM Securities LLC (the “Sub-Distribution Coordinator” or “You”), and is subject to the terms of the Trust’s Rule 12b-l Plan (the “Plan”). The Agreement supersedes the Agency and Services Agreement between You and SIDCO dated April 1, 2013.

The Plan has been adopted pursuant to Rule 12b-l under the Investment Company Act of 1940 (the “Act”) and has been approved by a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such Plan. Such approval included a determination that in the exercise of the reasonable business judgment of the Board of Trustees and in light of the Trustees’ fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

The Plan provides, among other things, that SIDCO shall act as the initial Distribution Coordinator with respect to the payments to be made by the Trust pursuant to the Plan. The parties to this Agreement wish the Sub-Distribution Coordinator to perform such Distribution Coordinator function on behalf of SIDCO, and the Board of Trustees and a majority of the Independent Trustees have approved the terms of this Agreement.

1. You agree to act as the Sub-Distribution Coordination agent of the Fund as set forth in the Plan, for the purpose of performing the functions to be performed by SIDCO as the Distribution Coordinator pursuant to the Plan and enabling the Fund to pay Distribution Expenses covered by the Plan.

2. Pursuant to the Plan, each Fund pays SIDCO, as the Funds’ initial Distribution Coordinator, an annual fee for SIDCO’s services in such capacity including its expenses in connection with the promotion and distribution of each Fund’s or Class’s shares. The annual fee paid to SIDCO under the Plan is calculated daily and paid monthly by each Fund or Class on the first day of each month based on the average daily net assets of each Fund or Class, as set forth on Schedule B of the Plan. The fees are intended to be used to pay or reimburse others for payment of expenses primarily intended to result in the sale of shares of the Funds and Classes as set forth in the Plan, but are not tied exclusively to actual distribution and service expenses, and the fees may exceed the expenses actually incurred.

3. SIDCO will pay You the annual fee it receives from the Trust pursuant to the Plan on a monthly basis, in your capacity as the Sub-Distribution Coordinator pursuant to this Agreement. You shall use the amounts received from SIDCO for payment on behalf of the Fund of the Fund’s Distribution Expenses of the type identified in the Plan including, but not limited to, payment of amounts due to financial intermediaries that have entered into agreements with SIDCO, the Funds and/ or You pursuant to the Plan. You may retain any unallocated balance of payments made to You under this Agreement. In no event may the aggregate annual fee paid to You pursuant to the Plan with respect to the Fund exceed the amount set forth in Schedule B of the Plan, without approval by a majority of the Independent Trustees and the outstanding shares of the Fund.

4. You represent and warrant that you are registered as a broker-dealer under the Securities Exchange Act of 1934. You shall promptly notify the Trust if such registration is terminated for any reason.

5. You shall furnish to the Board of Trustees of the Trust, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by You with respect to each Fund and each class and the purposes for which such expenditures were made, as well as any unallocated amounts retained by You. You shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under this Agreement in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued as to each Fund or class.

6. You agree to indemnify, defend and hold harmless SIDCO and each of its directors, officers, principals, representatives and employees (collectively, the “SIDCO Indemnified Parties”) from and against any and all losses, claims, damages or liabilities, joint or several, whatsoever (including any investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any claim, action, suit or proceeding) to which any of the SIDCO Indemnified Parties may become subject, arising out of or based upon (i) any claim that payment of Fund Distribution Expenses is not in compliance with the Plan, and (ii) any material breach by You of this Agreement.

7. All communications to the Funds with respect to the Plan shall be sent to You, as Sub-Distribution Coordinator for the Funds, at the following address:

RIM Securities LLC
Attention: Mitch Cepler
400 Park Avenue, 10th Floor
New York, NY 10022
telecopy: 212/702-3535
email: Mitch.Cepler@cnr.com

Any notice to You shall be duly given if mailed or sent electronically to You at your address as indicated in this Agreement.

8. This Agreement may not be amended except with the written consent of all parties to the Agreement. This Agreement may be terminated with respect to any Fund by any party to the Agreement, by the vote of a majority of the Independent Trustees, or by a vote of a majority of the outstanding shares of the Fund, on sixty (60) days’ written notice, all without payment of any penalty. This Agreement shall also be terminated automatically in the event of its assignment by You or by any act that terminates the Plan. If this Agreement is terminated your ability to receive fees under the Plan shall be limited as provided for in the Plan.

9. The provisions of the Plan insofar as they relate to You are incorporated herein by reference.

This Agreement shall take effect on the date indicated below, and the terms and provisions thereof are hereby accepted and agreed to by us as evidenced by our execution hereof.

CITY NATIONAL ROCHDALE FUNDS

By:
Authorized Officer

Dated:	1/6/17

SEI INVESTMENTS DISTRIBUTION CO.

By:
Authorized Officer

Dated:	9/27/16

Agreed and Accepted:

Kurt Hawkesworth, COO
RIM SECURITIES, LLC

By
Authorized Officer